VCA ANTECH, INC. ANNOUNCES
REFINANCING OF SENIOR CREDIT FACILITY

LOS ANGELES, California, August 16, 2011 - VCA Antech, Inc. (NASDAQ NM SYMBOL: WOOF) a leading animal healthcare company in the United States, announced today that it refinanced its senior credit facility.  The new senior credit facility provides for an additional $100 million of senior term notes for a total of $581 million and an additional $25 million revolving facility for a total of $125 million.  The new senior term loan and revolving facility are priced at LIBOR plus 175 basis points.  The additional $100 in senior term notes was used to finance the recently completed acquisition of MediMedia Animal Health, LLC ("Vetstreet") as announced on August 9, 2011.

Bob Antin, Chairman and CEO, stated, “I am pleased that as a result of our consistent cash flow and the outstanding efforts of Wells Fargo, Bank of America Merrill Lynch and JPMorgan Chase, we were able to obtain financing at very attractive terms to lower our borrowing cost and finance the Vetstreet acquisition.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the rate of the Company's laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of the Company's recent acquisitions and its ability to effectively manage its growth and achieve operating synergies; a continued decline in demand for some of the Company's products and services; any disruption in the Company's information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of the Company's goodwill; changes in prevailing interest rates; the Company's ability to service its debt; and general economic conditions. These and other risk factors are discussed in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's Report on Form 10-K for the year ended December 31, 2010, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country and supplies diagnostic imaging equipment to the veterinary industry.

Media contact:             Tomas Fuller
Chief Financial Officer
(310) 571-6505